Exhibit 10.8

Separation of Employment and General Release Agreement

This Separation of Employment and General Release Agreement (this “Agreement”) is made and entered into as of the 4th day of March, 2008, by and between AboveNet Communications, Inc, a wholly owned subsidiary of AboveNet, Inc., (collectively the “Company”) and Michael Doris (“Employee”), who resides at 10 Nathan Court, Syosset, New York  11791.  For purposes of this Agreement, the Company and Employee shall be collectively referred to as the “parties” or individually as a “party”.  The Company and Employee by this Agreement wish to resolve any claims or potential claims which Employee may have against the Company by reason of his employment or the termination thereof.  The parties wish to set forth the terms and conditions governing Employee’s separation of employment with the Company and to provide for the settlement and release of any and all disputes and/or controversies which have arisen or may hereafter arise between the Company or its affiliates and Employee, including without limitation, any and all claims arising out of or in any way related to Employee’s employment with the Company and/or the separation of said employment, up to and including the effective date of this Agreement.  This Agreement becomes effective on the eighth (8th) day following its execution by the Employee (the “Effective Date”). In consideration of the mutual agreements, conditions and covenants herein set forth, the parties hereto agree as follows:

1.             TERMINATION OF EMPLOYMENT POSITION.  Employee’s position with the Company was terminated, which termination became effective as of March 4, 2008 (the “Separation Date”).  Such termination shall be treated as an involuntary termination by the Company without cause for purposes of determining the Employee’s rights under his employment agreement, stock option agreement, stock unit agreement, and any other agreement or arrangement with respect to the Employee’s employment.  From and after the Separation Date, Employee will no longer perform duties or hold himself/herself out as or represent himself/herself to be an employee of the Company.

2.             PAYMENT AND BENEFITS.  In full satisfaction of all payments and other obligations due Employee from the Company, including, without limitation, all obligations (if any) for salary, bonus, accrued and unused vacation pay, notice pay under an offer letter, if any, and employee benefits of every kind and description, in place of and in addition to any severance pay Employee would be entitled to under any existing Company severance policy, and those obligations of the Company pursuant to the Employee’s Employment Agreement dated as of August 31, 2003 as amended (the “Employment Agreement”), and in consideration for the release of Claims as set forth in Section 5.01 of this Agreement, the Company shall (i) pay to Employee $327,200.00, payable in a lump sum on the next payroll date following the Effective Date, (ii) pay to Employee his salary and any other bonuses earned but not yet paid through the Separation Date; (iii) pay to Employee any accrued and unused days under the Company’s Paid Time Off Policy through the Separation Date; (iv) continue providing health and welfare benefits for eighteen (18) months (subject to such continuing health and welfare benefits being terminated in the event coverage is provided or otherwise available to Employee by a subsequent employer); (v) execute and deliver and Employee shall execute and deliver the Consulting Contract annexed hereto as Exhibit A, providing for consulting services by Employee to the Company for a period of nine (9) months; (vi) provided that the conditions for the payments of such bonuses and payments have been met as of the Separation Date pursuant to the terms and conditions of the Employment Agreement and such amounts have not yet been paid in full: (A) pay Employee’s 2007 Annual Bonus (as defined in the Employment Agreement); and (B) pay a pro rata portion of Employee’s 2008 Annual Bonus (as defined in the Employment Agreement); and (vii) allow Employee to retain the two Company laptops assigned to him, which shall be cleansed of all licensed software and proprietary information following the expiration of the Consulting Contract.  For purposes of this paragraph, continued health and welfare benefits shall include:  medical (including prescription drug), dental, and vision coverage for Employee and his family as well as basic life insurance coverage for the Employee.  To the extent legally permitted, medical (including prescription drug), dental and vision coverage shall be provided through COBRA continuation coverage.  All payments made hereunder shall be subject to all applicable federal, state and local deductions and withholding.

3.             SURRENDER OF COMPANY PROPERTY.  Upon the expiration of the term of the Consulting Contract, or as earlier requested by the Audit Committee (unless such Company property surrender impedes the Employee’s ability to perform under the Consulting Contract), Employee shall surrender to the Company to the extent not already surrendered, all property of the Company in his possession, including, without limitation, all Company files and documents in any form or medium; employee lists, and files; keys and card keys for the Company’s doors, file cabinets and other locks; all credit cards provided to him by the Company; the computer printer, diskettes and other equipment provided to him by the Company; and all Company business cards and letterhead paper, envelopes, and labels.  Employee further agrees that after the term of the Consulting Contract he will (i) not remove any property or documents from the premises of the Company, other than his personal property or documents which do not include any information relating to the Company; and (ii) return promptly to the Company any written communications, documents, or other property of any kind which are received by him after the Separation Date and which were sent to him in his capacity as an employee of the Company.  Employee shall be entitled to retain  Company laptops in his possession.

The Employee shall make himself reasonably available to the Company following his Separation Date to assist the Company, as may be reasonably requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during the Employee’s employment with the Company, (i) at no cost to the Company during the term of the Consulting Contract and (ii) following the expiration or prior termination of the Consulting Contract, the Company will pay the Employee for such services at a rate of five hundred dollars ($500.00) per hour, in addition to all reasonable expenses and costs he may incur as a result of providing such assistance, upon receipt of proper documentation thereof.

4.             CONFIDENTIALITY OBLIGATIONS.  “Confidential Information” means any information of a confidential or proprietary nature which (1) relates to the business of the Company or any persons or entities affiliated with the Company; (2) has been created, discovered or developed by, or otherwise become known to the Company or any affiliates of the Company; or (3) is defined in any agreement concerning Confidential Information executed between the parties or in any Company confidentiality policy agreed to by the Employee (the “Confidentiality Agreement”).  Confidential Information includes, but is not limited to, trade secrets, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing and product plans, strategies, forecasts, employee lists, customer lists and suppliers lists.  Employee acknowledges and agrees that he has had access to or has received any and all Confidential Information in a confidential capacity and will maintain and protect the confidentiality thereof in accordance with the terms of the Confidentiality Agreement and will not disclose any Confidential Information except in accordance with the terms and conditions of such agreement.  Under no circumstances and at no time shall Employee, directly or indirectly, disclose, divulge, render or offer any knowledge or information with respect to any Confidential Information, except as may be specifically requested by the Company in writing delivered to Employee or otherwise required by legal process or proceeding.  All Confidential Information received by Employee was and shall be the sole and exclusive property of the Company and its successors and assigns.  Employee hereby agrees to assign to the Company and its successors and assigns, any rights or interests he may have or acquire in any Confidential Information.  Employee hereby agrees to deliver promptly to the Company all material, documents and data of any nature containing or pertaining to any Confidential Information at the end of the term of the Consulting Contract.  Employee further agrees not to duplicate or otherwise reproduce the Confidential Information, except within the scope of his Consulting Contract, with such Confidential Information to be returned to the Company at the end of the term of the Consulting Contract.

5.             RELEASE AND WAIVER.

5.01  Release and Waiver of Claims.  (a) Employee hereby absolutely and forever releases, relieves and discharges the Company and each of its past, present and future partners, owners, stockholders, predecessors, successors, assigns, heirs, agents, directors, officers, employees, representatives, attorneys, subsidiaries and all other persons, firms and corporations acting by, through or in concert with any of them or with whom any of them is now or may hereafter be affiliated (each “Released Party”) from any and all manner of actions and causes of action, at law or in equity, rights, suits, debts, liens, contracts, agreements, promises, liabilities, claims, counterclaims, demands, obligations, accounts, reckonings, deficiencies, guarantees, damages, losses, costs and expenses (including, without limitation, legal fees) of every kind or character whatsoever, whether known or unknown, suspected or unsuspected, mature or to mature in the future, disclosed, or undisclosed, concealed or hidden, fixed or contingent, which, as of the Effective Date of this Agreement, Employee had, now has, or may hereafter have or claim to have against any Released Party (collectively, “Claims”) by reason of any matter, cause or thing whatsoever, from the beginning of time, through and including the date hereof, including, without limitation, any and all Claims arising out of, or which hereafter may be alleged or claimed to arise out of, or which hereafter may be alleged or claimed to arise out of, or be in any way connected with, either directly or indirectly, any and all agreements, whether written or oral, or any other form of affiliation between Employee and the Company, including but not limited to any stock option agreement or plan, all provisions contained in any offer letter, if any, the Employment Agreement, and any severance pay pursuant to any company policy, up to and including the Effective Date (hereinafter collectively referred to as the “Released Claims”).

(b) The Released Claims shall specifically include any and all Claims for compensatory and/or exemplary or punitive damages and/or other relief relating to or in any way connected with the terms, conditions and benefits of employment, including without limitation, any claim or matter of any nature whatsoever arising out of Employee’s employment with the Company or the separation thereof and any claims arising under Title VII of the Civil Rights Act of 1964, as amended, including, without limitation, the Pregnancy Discrimination Act of 1978, 42 USCS §2000e(k), the Civil Rights Act of 1991, the Age Discrimination Employment Act of 1967, as amended, all state and local laws (including both state and local statutory and common law), rules and regulations against discrimination, the Federal Rehabilitation Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, workers’ compensation benefits, emotional distress, disability, and other health benefits, and any discrimination, including, without limitation, of age, sex, national origin, race, religion, mental or physical disability, association and/or any other type of discrimination, whether or not specifically or particularly described herein and the right to receive any benefit or remedial relief as a consequence of any such charge of discrimination.

5.02  Acknowledgment of the Parties Regarding Discovery of Different or Additional Facts or Claims; Waiver regarding errors and omissions.  Employee hereby expressly acknowledges that he or his attorneys may hereafter discover Claims presently unknown or unsuspected or facts different from or in addition to those which they now know or believe to be true with respect to the subject matter of this Agreement, or any part thereof, and each of the parties agrees that this Agreement and the releases herein given shall be and remain in full force and effect in all respects, notwithstanding the discovery or existence of such different or additional facts and/or Claims.  Employee hereby waives all rights under any federal, state, local or foreign law, statute, rule, order or regulation which provides in effect that a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor at the time of executing the release which if known by him/her must have materially affected his settlement with the released party.  Employee hereby expressly acknowledges that he was advised by the Company to consult with an attorney before executing this Agreement and the releases herein.  Employee expressly waives any right or claim of right to assert hereafter that any Claim, has, through ignorance, oversight, or error been omitted from the terms of this Section 5.

5.03  Representations and Warranties in Connection with the General Release.

(a) Employee represents and warrants that he has not and will not file any complaints, charges or lawsuits against the Company or any Released Party, or any of them, with any governmental agency or any court including, without limitation, any claim or matter of any nature whatsoever related to or arising out of his employment with the Company or the separation of such employment.  Employee agrees to indemnify and hold the Company harmless from and against any and all loss, cause, damage or expense, including without limitation, attorneys’ fees incurred by the Company arising out of any breach of this Agreement by Employee or the fact that any representation made herein by Employee was false when made.

(b) Each party is fully aware of the contents of this Agreement and of its legal effect and has obtained such legal advice as he or it deem appropriate.  Employee acknowledges that he has been given sufficient time and opportunity to review this Agreement; that he has been given twenty-one (21) days to consider this Agreement before signing it; that he has been given sufficient time and opportunity, and indeed has been advised, to consult with his own attorney regarding his rights and this Agreement prior to the execution hereof and has obtained such legal advice as he deemed appropriate.

(c) Employee represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to the Released Claims herein, and he has not assigned or transferred or purported to assign or transfer to any other person any rights or interests in or to any such Claims or any part or portion of any of such Claims.  Employee understands and agrees that there is no agreement or understanding between him/her and the Company, including, but not limited to, any applicable severance plan of the Company, and that this Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter herein.

(d) Voluntary Agreement; Remedies.  The parties hereto have carefully read this Agreement and know and fully understand the contents thereof and they sign the same freely and voluntarily.  No promise or inducement has been made or offered, except as herein set forth, and this Agreement is executed without reliance upon any statement or representation by any of the released parties or their representatives concerning the nature or extent of injuries or damages or legal liability therefore. Each of the parties agrees that this Agreement and the releases herein given shall be and remain in full force and effect in all respects, notwithstanding the discovery or existence of different or additional facts and/or Claims.  Employee understands that his breach of this Agreement will cause the Company irreparable harm which will not be adequately compensated by money damages.  Accordingly, in the event of a breach or threatened breach of this Agreement by Employee or others acting with Employee or at his direction, Employee agrees that the Company will be entitled to seek immediately and obtain a temporary restraining order and preliminary and permanent injunction against such acts of breach, in addition to all other remedies available to the Company.  In addition to the foregoing in the event of breach of this Agreement by Employee, the Company shall be relieved of its obligation to make the payments and provide the benefits to Employee set forth in Section 2 of this Agreement.

5.04  Waiver and Release Not Applicable to Company’s Indemnification Obligations.  Notwithstanding any other provision of this Section 5 or any other part of this Agreement, the Company shall remain obligated to indemnify the Employee pursuant to Section 23 of his Employment Agreement, which Section 23 shall survive the termination of his employment.

5.05  Waiver and Release Not Applicable to Company’s Post-Termination Obligations.  Notwithstanding any other provision of this Section 5 or any other part of this Agreement, no provision of this Agreement shall operate to relieve the Company of any of its obligations to the Employee after his termination pursuant to his rights under the Consulting Agreement; the Stock Option Agreement between Employee and the Company, dated as of September 10, 2003; and the Stock Unit Agreement between Employee and the Company, effective as of August 7, 2007.

6.     ADDITIONAL AGREEMENT; NOTICES, MISCELLANEOUS.

6.01  Confidentiality of the Agreement.  The Company and Employee acknowledge and agree that the terms and provisions of this Agreement were made in strictest confidence and shall remain confidential, except for any disclosures to the accountants or attorneys of either party or which may be required by applicable law and except as otherwise required to comply with the provisions of this Agreement, and that they shall not disclose or cause or allow to be disclosed, privately or publicly, any of the terms or provisions of this Agreement to any other person or entity.

6.02  Negative Information; Employment Information; Interference with the Agreement.  For a period of two (2) years following his termination, Employee agrees that he has not made, and agrees to refrain from making, unless legally compelled, any negative, detracting or unfavorable statements concerning the Company, its business or business endeavors, its products or product history, or its former or present officers, directors, agents, distributors or employees, which may have the effect of diminishing the reputations of the Company or the Company’s former or present officers, directors, agents, distributors or employees or of its business or business endeavors.  The Company and Employee agree not to take any action which would interfere with the performance of this Agreement by the other party or which would adversely affect any of the rights provided for hereunder.

6.03  Notices.  Any and all notices or other communications which either party shall be required or may elect to provide the other party pursuant to this Agreement shall be in writing unless otherwise so agreed.  Any notice or communication hereunder shall be personally delivered,  or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by overnight courier service providing evidence of delivery to the other party at the applicable address set forth below.  Delivery or service of any written notice or communication shall be deemed completed (i) upon personal delivery, (ii) if mailed, three business days after deposit in the United States mail, postage prepaid, and (iii) if by overnight courier service, one business day after deposit with the courier service.  Any party may change the address to which notices are to be addressed by giving the other party notice in the manner provided in this Section 6.03.

If to the Company:	Sheila Chang, Director, Human Resources
AboveNet Communications, Inc.
360 Hamilton Avenue
White Plains, New York 10601

If to Employee:	Michael Doris
10 Nathan Court
Syosset, New York 11791

6.04  Counterparts; Further Assurances.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed each counterpart of this Agreement.  Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.    The parties hereto agree to execute such other documents and to take such other action as may be reasonably necessary to further the purposes of this Agreement.

6.05  Governing Law.  This Agreement and any other documents referred to herein shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

6.06  Benefit and Burden; Waiver of Amendment.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and, as applicable, their respective heirs, executors, administrators, representatives, successors and assigns. No breach of any provision hereof can be waived unless in writing.  Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.  This Agreement may be amended only by a written agreement executed by the parties.

6.07  Survival of Warranties and Representations; Severability; Entire Agreement.  The warranties and representations of this Agreement are deemed to survive the date of execution hereof.  In the event any provision of this Agreement should be held to be void, voidable or unenforceable in any respect, the remaining provisions shall remain in full force and effect.  All agreements, covenants, representations and warranties, express and implied, oral and written, of the parties hereto concerning the subject matter of this Agreement, or any part thereof, are contained in this Agreement.  The provisions of Sections 10, 11, 12, 13, 14, and 23 of the Employment Agreement shall survive (i) the termination of such agreement and (ii) the execution of this Agreement.  Furthermore, nothing herein shall be deemed a waiver or release of any of the obligations that arise under such provisions of the Employment Agreement.

6.08  Revocation.  Employee acknowledges that this Agreement and the releases herein will not take effect until the Effective Date.  Employee acknowledges that he may revoke this Agreement at any time during the seven (7) day post-execution period only by written notice delivered to the Company within such seven (7) day post-execution period provided in accordance with Section 6.03 of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the respective dates set forth below.

Employee	AboveNet Communications, Inc.

/s/ Michael Doris	By:	/s/ Robert Sokota
Michael Doris	Name:	Robert Sokota
Date: March 4, 2008	Title:	Senior Vice President
	Date:	March 4, 2008